                                                                       EXHIBIT 2



                                 AGREEMENT FOR
                                 -------------


                                 THE PURCHASE
                                 ------------

                                 OF SHARES OF
                                 ------------

                  S.E.P.A.C, CORONA S.A., TECKTONA BOIS S.A.,
                  -------------------------------------------

                    TECKTONA SANTE S.A., and SCI LA PLANCHE
                    ---------------------------------------


                                      BY
                                      --


                         HOMECARE HOLDINGS FRANCE S.A.
                         -----------------------------

                                     INDEX
                                     -----

RECITALS....................................................................   2

ARTICLE 1  DEFINITIONS......................................................   3
           -----------

ARTICLE 2  SALE.............................................................   6
           ----
    2.1    Shares...........................................................   6
           ------
    2.2    Minority Shares..................................................   6
           ---------------
    2.3    SCI Shares.......................................................   6
           ----------
    2.4    Assignment.......................................................   6
           ----------
    2.5    Effective Date of Sale and Transfer..............................   6
           -----------------------------------
    2.6    Undistributed Profits............................................   6
           ---------------------

ARTICLE 3  PURCHASE PRICE...................................................   7
           --------------
    3.1    Purchase Price - Payment.........................................   7
           ------------------------
                 3.1.1  Shares..............................................   7
                        ------
                 3.1.2  SCI Shares..........................................   8
                        ----------

ARTICLE 4  NET WORTH........................................................   8
           ---------
    4.1    Guaranteed Net Worth.............................................   8
           --------------------
    4.2    Net Worth Determination..........................................   9
           -----------------------
                 4.2.1  Preparation of Financial Statements.................   9
                        -----------------------------------
                 4.2.2  Financial Statements Audit..........................   9
                        --------------------------
    4.3    Price Adjustments................................................  10
           -----------------
    4.4    Conversion of Convertible Bonds..................................  10
           -------------------------------
    4.5    Reimbursment of Cash Advances....................................  10
           -----------------------------

ARTICLE 5  INFORMATION, REPRESENTATIONS AND WARRANTIES......................  10
           -------------------------------------------
    5.1    Disclosure to Buyer..............................................  10
           -------------------
    5.2    Representation and Warranties regarding the CORONA GROUP.........  11
           --------------------------------------------------------

                 5.2.1  Representations and Warranties at Signing...........  11
                        -----------------------------------------
                 5.2.2  Representations, Warranties and Indemnification
                        -----------------------------------------------
                        at Closing..........................................  11
                        ----------
    5.3    Representations and Warranties regarding SCI.....................  11
           --------------------------------------------
                 5.3.1  Representations and Warranties at Signing...........  11
                        -----------------------------------------
                 5.3.2  Representations, Warranties and Indemnification
                        -----------------------------------------------
                        at Closing..........................................  12
                        ----------
    5.4    Access to Information............................................  12
           ---------------------
    5.5    Knowledge of Sellers.............................................  12
           --------------------

ARTICLE 6  CONSUMMATION, CLOSING............................................  12
           ---------------------
    6.1    Condition Precedent to Closing...................................  12
           ------------------------------
    6.2    Closing..........................................................  13
           -------
                 6.2.1  Documents to be delivered by the Sellers
                        ----------------------------------------
                        and LION EXPANSION..................................  13
                        ------------------
                 6.2.2  Documents to be delivered by Mr. Christian Suzanne
                        --------------------------------------------------
                        and Mrs Jeanne Santucci-Suzanne.....................  14
                        -------------------------------
                 6.2.3  Documents to be delivered by Buyer..................  15
                        ----------------------------------
    6.3    Closing Undertakings of Buyer....................................  15
           -----------------------------

ARTICLE 7  OPERATION OF BUSINESS............................................  16
           ---------------------

ARTICLE 8  MISCELLANEOUS PROVISIONS.........................................  16
           ------------------------
    8.1    Cooperation......................................................  16
           -----------
    8.2    Announcements....................................................  17
           -------------
    8.3    Obligations Joint and Several....................................  17
           -----------------------------
    8.4    Notices..........................................................  17
           -------
    8.5    Costs and Fees...................................................  18
           --------------
    8.6    Entire Agreement.................................................  18
           ----------------
    8.7    Attachments......................................................  18
           -----------
    8.8    Commissions......................................................  19
           -----------

    8.9    Severability.....................................................  19
           ------------
    8.10   Governing Law....................................................  19
           -------------
    8.11   Disputes / Arbitration...........................................  19
           ----------------------
    8.12   Language.........................................................  19
           --------

                             ---------------------

                                  ATTACHMENTS
                                  -----------
                                      TO
                                      --
                              PURCHASE AGREEMENT
                              ------------------


ATTACHMENT 1   -   Ownership of the Shares of CORONA GROUP and SCI

ATTACHMENT 2   -   Allocation of Purchase Price and Schedule of Payments
                   including Ownership Percentages

ATTACHMENT 3   -   Terms of Sunrise Medical Inc. Shares

ATTACHMENT 4   -   Escrow Agreement

ATTACHMENT 5   -   Cancelled

ATTACHMENT 6   -   Representations and Warranties at Signing

ATTACHMENT 7   -   Representations, Warranties and Indemnification at Closing

ATTACHMENT 8   -   SCI Representations and Warranties at Signing

ATTACHMENT 9   -   SCI Representations, Warranties and Indemnification at
                   Closing

ATTACHMENT 10  -   Non-Competition Undertaking

ATTACHMENT 11  -   SCI La Planche Shares Purchase Agreement

ATTACHMENT 11bis-  SEPAC Shares Purchase Agreement

ATTACHMENT 12  -   Cancelled

ATTACHMENT 13  -   Arbitration Procedure

ATTACHMENT 14  -   English Version of the Agreement

The Company hereby agrees to furnish supplementally a copy of the omitted exhibits to the Commission upon request.

                              PURCHASE AGREEMENT
                              ------------------

entered into this 23rd day of February, 1995,

BETWEEN THE UNDERSIGNED:
- -----------------------

1. Mr. Christian Suzanne, a French citizen born on December 12, 1926 and residing at 36 rue des Hautes Gatinieres, 37210 Rochecorbon,
2. Mrs. Jeanne Santucci-Suzanne, a French citizen born on March 24, 1936 and residing at 37210 Rochecorbon,
3. Mr. Pascal Suzanne, a French citizen born on November 14, 1960 and residing at Domaine de la Touche 37210 Vernou, represented for the purpose hereof by Jeanne Santucci-Suzanne pursuant to a power of attorney dated February 22, 1995,
4. Mr. Laurent Suzanne, a French citizen born on April 17, 1963 and residing at 59 rue Origet, 37000 Tours, represented for the purpose hereof by Christian Suzanne pursuant to a power of attorney dated February 23, 1995,
5. Mrs. Isabelle Suzanne-Aubert a French citizen born on January 10, 1959 and residing at 6 rue des Bons-Enfants 37000 Tours, represented for the purpose hereof by Christian Suzanne pursuant to a power of attorney dated
    February 23, 1995,
6. Mrs. Nathalie Suzanne-Naylor a French citizen born on February 2, 1967 and residing at 101 West 15th Street, New York, NY 1000-11, represented for the purpose hereof by Jeanne Santucci-Suzanne pursuant to a power of attorney dated February 7, 1995,

                            Hereafter collectively referred to as the "Sellers",
                           acting jointly and severally for the purposes hereof,

7. LION Expansion PME, a French Corporation having its registered office at 19, Boulevard des Italiens, 75008 PARIS, registered with the clerk of the commercial Registry of Paris under No 326 356 250, represented by Mr. Claude Venot, General Secretary,

                                      Hereafter referred to as "LION EXPANSION",
    and,

8. Homecare Holdings France S.A., with a registered capital of FF 3,509,700, having its registered office Village d'activite du Petit Chatelier, 357 Route de Sainte Luce, C.P. 2402, 44301 Nantes, Cedex 03, France, registered with the Clerk of the Commercial Registry of Nantes under No B 379 425 665, represented by Mr. Sam Sinasohn, having all the necessary powers for the purpose hereof.

                                               Hereafter referred to as "Buyer",

                                   RECITALS


A.  All capitalized terms herein have the respective meaning ascribed thereto in
    Article 1 hereof.

B. The Sellers are the sole shareholders of SEPAC. The detailed ownership of the shares of SEPAC among the Sellers is as set out in Attachment 1 hereto;
                                                           ------------

C. The Sellers, SEPAC and LION EXPANSION are, except for the minority shares held by Mr. Henri Sorin and by Mr Jean Marie Santucci, the sole shareholders of CORONA S.A ("CORONA"). The detailed ownership of the shares of CORONA among the Sellers, SEPAC, LION EXPANSION and MM. Sorin and JM Santucci is as set out in Attachment 1 hereto;
               ------------

D.  LION EXPANSION also holds 1770 Convertible Bonds ("obligations
                                                       -----------
    convertibles"), with a par value of FF 1,695 each, issued pursuant to the
    ------------
    Convertible Loan. It is contemplated that 100% of these Convertible Bonds will be converted into CORONA shares before Closing Date, as set out in Attachment 1 hereto.
    ------------

E.  The Sellers, SEPAC and CORONA are in turn, the sole shareholders of:

    (i)   Tecktona Sante S.A. ("TS"); and,

    (ii)  Tecktona Bois S.A. ("TB");

    The detailed ownership of the shares of TS and TB among the Sellers, SEPAC and CORONA is as set out in Attachment 1 hereto;
                                ------------

F. Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne are also the sole shareholders of SCI LA PLANCHE ("SCI"). The detailed ownership of the SCI Shares among Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne is as set out in Attachment 1 hereto;
           ------------

G. The Sellers and LION EXPANSION desire to sell and transfer the Shares to Buyer, and Buyer desires to purchase and acquire all such Shares, and Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne desire to sell and transfer the SCI Shares to Buyer, and Buyer desires to purchase and acquire all such SCI Shares. The Buyer also desires to acquire the Minority Shares.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1    DEFINITIONS
             -----------

1.1 "Agreement" means this agreement for the purchase of shares of SEPAC, CORONA, TB, TS, and SCI, and all Attachments hereto.

1.2 "Buyer" means the French corporation Homecare Holdings France S.A., with a registered capital of FF 3,509,700, having its registered office Village d'activite du Petit Chatelier, 357 Route de Sainte Luce, C.P. 2402, 44301 Nantes, Cedex 03, France, registered with the Clerk of the Commercial Registry of Nantes under No B 379 425 665.

1.3 "Cash Advances" mean the sums in the amount of FF 883.622 and FF 760.000 respectively owed by SCI and SEPAC to some of the Sellers.

1.4 "Claim" means any claim by a third party against Buyer or any company of the CORONA GROUP or SCI, giving rise to an Additional Liability (as defined in the Representations, Warranties and Indemnification at Closing).

1.5 "Closing" means the completion of all transactions contemplated under this Agreement, which shall take place on the Closing Date at the offices of Baker & McKenzie, Paris, listed in Section 8.4, and/or such other location as the parties may mutually agree.

1.6 "Closing Date Financial Statements" means the consolidated unaudited financial statements of CORONA, TS and TB for the accounting period beginning on October 1, 1994 and ending on the Closing Date prepared in accordance with the consolidation principles defined by French accounting rules and comprising a balance sheet, income statements and the relevant schedules supporting the financial statements, and the financial statements of SCI and of SEPAC for the accounting period beginning on January 1, 1995 and ending on the Closing Date comprising for each company a balance sheet and income statements, all of which financial statements are to be prepared in accordance with the procedure and other accounting principles defined in
     Section 4.2 below.

1.7 "Closing Date" means April 23, 1995, 0 a.m., at the latest, or such other date and/or time as the parties may mutually agree.

1.8
     - See Rider 1.8 -

1.9 "Closing Net Worth Determination Date" means the day on which the final determination of the Closing Net Worth will be made in accordance with the provisions of Section 4 of this Agreement.

                                   RIDER 1.8
                                   ---------

1.8  "Closing Net Worth" means the sum of the following as of the Closing
     Date:

     (i) the total consolidated net worth of CORONA, TS and TB prepared in accordance with French GAAP;

     (ii)  plus the net worth of SEPAC (non-consolidated), which includes
           ----
           dividends received from CORONA;

     (iii) less the net book value in SEPAC's financial statements of its
           ----
           investments in CORONA and TS, accounted for at historical cost;

     (iv)  plus goodwill on acquisition ("Ecart d'acquisition") by SEPAC of
           ----
           its investments in CORONA and TS, calculated in accordance with French GAAP;

     (v)   plus the net worth of SCI;
           ----

     (vi) For purposes of determining the Closing Net Worth, any transaction of a capital nature which occurs or becomes known that would affect the capital structure of SEPAC would be accounted for in accordance with French GAAP.
As an example only, the following calculation demonstrates the method of the sum described above which will be applied as of the Closing Date, this example is based on latest available financial statements as at the date hereof.

                                                                 (in million FF)
Total consolidated net worth of CORONA, TS and TB (30/09/94)          40.0

Net worth of SEPAC (31/12/94)                                          5.5

SEPAC's investments in CORONA and TS                                  (9.5)

SEPAC's "ecart d'acquisition" on acquisition of CORONA and TS          1.5

Capital structure change in SEPAC                                      0

Net Worth of SCI (31/12/94)                                            0.4

Closing Net Worth                                                     37.9
- -----------------                                                     ----

1.10 "Convertible Bonds" means the 1,770 convertible bonds issued by CORONA and held as at the date hereof by LION EXPANSION pursuant to the Convertible Loan.

1.11 "Convertible Loan" means the convertible bonds issuance agreement dated November 9, 1992 between CORONA and LION EXPANSION.

1.12 "CORONA" means the French corporation CORONA S.A. with a registered capital of FF2,360,000, having its registered office at ZI La Planche, 37210 Rochecorbon, France, registered with the Clerk of the Commercial Registry of Tours under the number B 664 800 166.

1.13  "CORONA GROUP" means SEPAC, CORONA, TS and TB collectively.

1.14 "Escrow Agent" means Bank of America, Paris branch, or any other bank or financial establishment of notorious repute, established in Paris.

1.15  "Escrow Amount" means FF 15,000,000.

1.16 "GAAP" means the prevailing generally accepted accounting principles applicable in France.

1.17  "Guaranteed Net Worth" means FF 43,500,000.

1.18  "KPMG" means KPMG Peat Marwick, Paris Office, France.

1.19 "LION EXPANSION" means LION Expansion PME, a French Corporation having its registered office at 19 Boulevard des Italiens, 75002 Paris, registered with the clerk of the commercial Registry of Paris under No 326 356 250.

1.20 "Nominal Exchange Rate" means the average French Franc/US dollar spot exchange rate quoted in the key currency cross rate table of the Wall Street Journal Western Edition for the period of seven (7) consecutive New York business days ending on the seventh (7th) business day preceding the Closing Date.

1.21 "Nominal Share Price" means the average daily closing share price of Sunrise Shares as printed in the Wall Street Journal (Western Edition) for the period of seven (7) consecutive New York business days ending on the seventh (7th) business day preceding the Closing Date.

1.22  "Operating Year" means fiscal year.

1.23 "Parties" means all of the parties to this Agreement, including the Sellers, LION EXPANSION, and the Buyer.

1.24 "SCI" means the French real estate company SCI LA PLANCHE with a registered capital of FF68,000, having its registered office at ZI La Planche, 37210 Rochecorbon, France, not registered with the Clerk of the Commercial Registry.

1.25 "SCI Shares" means the shares composing the registered capital of SCI held by Mr. Christian Suzanne and Mrs. Jeanne Santucci-Suzanne.

1.26 "Securities Act" means the Securities and Exchange Act of 1933 of the United States of America.

1.27 "Sellers" collectively means Mr. Christian Suzanne, Mrs. Jeanne Santucci-Suzanne, Mr. Pascal Suzanne, Mr. Laurent Suzanne, Mrs. Isabelle Suzanne-Aubert and Mrs. Nathalie Suzanne-Naylor.

1.28 "SEPAC" means the French civil company S.E.P.A.C. with a registered capital of FF 20,000, having its registered office at 36 Rue des Hautes Gatinieres, 37210 Rochecorbon, France, registered with the Clerk of the Commercial Registry of Tours under the number D 377 682 232.

1.29 "Shares" collectively means the shares held as at the date hereof by the Sellers and LION EXPANSION in the companies composing the CORONA GROUP and the shares which may be issued by CORONA to LION EXPANSION and to the Sellers between the signing of this Agreement and the Closing Date as a result of the conversion by LION EXPANSION and the Sellers of all or part of the Convertible Bonds. In addition, the Minority Shares will become Shares as from the date on which they are acquired by Mr. Christian Suzanne.

1.30 "Minority Shares" means the 25 shares held by Mr. Henri Sorin (5 shares) and by Mr. Jean Marie Santucci (20 shares) in CORONA, and which will be acquired by Mr. Christian Suzanne in accordance with Section 2.2 below.

1.31 "Sunrise Medical Group" means any and all legal entities, directly or indirectly controlled by Sunrise Medical Inc.

1.32 "Sunrise Shares" means shares of the common stock of Sunrise Medical Inc., a corporation traded on the New York Stock Exchange (symbol SMD).

1.33 "TB" means the French corporation TECKTONA BOIS S.A. with a registered capital of FF 1,100,000, having its registered office at ZI Route de Meslay, La Logerie, 37210 Parcay Meslay, France, registered with the Clerk of the Commercial Registry of Tours under the number B 343 786 992, (hereinafter called "TB")

1.34 "Territory" means France, Belgium, Switzerland, Tunisia, Algeria, Morocco and Egypt.

1.35 "TS" means the French corporation TECKTONA SANTE S.A. with a registered capital of FF 2,100,000, having its registered office at ZI Route de Meslay, 37210 Parcay Meslay, France, registered with the Clerk of the Commercial Registry of Tours under the number B 383 473 758, (hereinafter called "TS")

 ARTICLE 2    SALE
              ----

 2.1  Shares
      ------

      The Sellers and LION EXPANSION hereby agree to sell and transfer to Buyer all of the Shares on the terms and subject to the conditions of this Agreement, and Buyer hereby agrees to purchase such Shares and to accept the transfer, with effect as of the Closing Date.

 2.2  Minority Shares
      ---------------

      Mr. Christian Suzanne hereby agree to acquire from Mr. Sorin and from Mr. JM Santucci the Minority Shares prior to the Closing Date, so that the said Minority Shares become Shares and can be sold and tranferred to Buyer pursuant to Section 2.1 above.

 2.3  SCI Shares
      ----------

      Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne hereby agree to sell and transfer to Buyer all of the SCI Shares on the terms and subject to the conditions of this Agreement, and Buyer hereby agrees to purchase such SCI Shares and to accept the transfer, with effect as of the Closing Date.

 2.4  Assignment
      ----------

      It is expressly agreed that until the Closing Date, Buyer may assign by any means all or part of its rights and obligations pursuant to this Agreement, to any legal entity in the Sunrise Medical Group, provided it remains jointly liable hereunder.

 2.5  Effective Date of Sale and Transfer
      -----------------------------------

      The sales provided in Sec. 2.1, 2.2 and 2.3 shall become effective on the Closing Date.

2.6   Undistributed Profits
      ---------------------

      The sales and transfers shall include all rights to profits of CORONA, TS and TB for the period commencing on October 1, 1993, and ending on the Closing Date ("Latest CORONA/TS/TB Profit Period"). The sales and transfers shall also include all rights to profits of SEPAC and of SCI for period commencing on January 1, 1994 and ending on the Closing Date ("Latest SEPAC/SCI Profit Period"). The Sellers agree, as from the date hereof, not to vote nor accept any profit distribution from CORONA/TS/TB relating to the Latest CORONA/TS/TB Profit Period, or from SEPAC/SCI relating to the Latest SEPAC/SCI Profit Period. The Sellers also agree not to vote nor accept any profit distribution relating to earlier Operating Years.

      As a specific exception to the foregoing principle, it is, however, agreed that the Sellers and LION EXPANSION shall be authorized to vote their shares in such a manner as to cause CORONA to distribute a dividend in the aggregate amount of FF 4,620,000 before the Closing Date and to pay the same before the said date. It is understood, however, that in such a case, the said dividend shall be voted and paid before the date of the conversion of the Convertible Bonds, so as to be allocated to SEPAC up to 56.7% and to the Sellers and LION EXPANSION for the balance, i.e., a total amount of FF 2,000,460.

      Finally, it is declared by the Sellers and LION EXPANSION that before the date hereof, CORONA has distributed and paid a total dividend of FF 5.000.000 from the earnings of the fiscal year which ended on September 30, 1994, out of which 56,7% was allocated to SEPAC which has not distributed any dividends itself.


 ARTICLE 3    PURCHASE PRICE
              --------------

      In consideration of the sale of the Shares, Minority Shares and SCI Shares as contemplated herein, provided all the Convertible Bonds have been converted on Closing date, Sellers and LION EXPANSION shall receive a total purchase price of FF 206,000,000, which shall be allocated among themselves in accordance with Attachment 2 hereof.
                                    ------------

      Said total purchase price shall be subject to adjustment based on any shortfall of the Closing Net Worth compared to the Guaranteed Net Worth, all in accordance with the provisions of Section 4 hereof.

 3.1  Purchase Price - Payment
      ------------------------

     3.1.1  Shares
            ------

            The total purchase price for the sale and transfer of the Shares amounts to FF 188,600,160 and shall be payable in accordance with the following:

            (i) On the Closing Date, Buyer shall in accordance with Attachment 2 (Allocation of the Purchase Price) pay to the
                   ------------
                   Sellers and LION EXPANSION a total amount of FF 142,600,160 by SWIFT transfer;

            (ii) On or before the Closing Date, Buyer shall cause Sunrise Medical Inc. to issue to the Sellers and LION EXPANSION in accordance with the breakdown indicated in Attachment 2
                                                              ------------
                   hereof, Sunrise Shares for an amount equivalent to FF 31,000,000.

                   The number of Sunrise Shares to be issued pursuant to this Section shall be obtained by converting FF 31,000,000 into U.S. dollars rounded to the nearest U.S. dollar using the designated Nominal Exchange Rate and then dividing this dollar figure by the Nominal Share Price. Fractional shares will be paid in cash to the nearest French Franc.

                   For example, at a Nominal Share Price of $25.00 and a Nominal Exchange Rate of FF 5.40 per US dollar, the FF 31,000,000 would be delivered as 229,629 Sunrise Shares plus FF 86.00 for the fractional share as explained herein below:

                         FF 31,000,000/(FF 5,40 per US $) = US $5,740,741; US
                         $5,740,741/(US $25,00 per Sunrise Share) =
                         229,629.6400 Sunrise Shares; 0,6400 Sunrise Shares x (FF 5.40 per US $) = FF 86.40.

                   The Sunrise Shares shall be delivered to the Sellers and LION EXPANSION on the Closing Date.

                   The issuance and delivery of the Sunrise Shares shall be made subject to the rules and undertaking set out in Attachment 3
                                                                   ------------
                   (Terms of Sunrise Medical Inc. Shares).

                   Buyer reserves the option to substitute cash for some portion or all of the Sunrise Shares contemplated in this Section 2.1.1.

            (iii) On the Closing Date, Buyer shall pay the Escrow Amount in escrow to the Escrow Agent, in accordance with the terms of the Escrow Agreement to be executed on the Closing Date in the form of the document attached hereto as Attachment 4.
                                                               ------------
                   Such Escrow Amount less any shortfall between the Guaranteed Net Worth and the Closing Net Worth (as defined in Sect. 4 hereof), if any, shall be distributed to the Sellers and LION EXPANSION in accordance with Attachment 2 within 10 days of
                                                ------------
                   the Closing Net Worth Determination Date. The shortfall, if any, between the Guaranteed Net Worth and the Closing Net Worth shall be returned to Buyer within 10 days of the Closing Net Worth Determination Date.

                   The Escrow Amount shall be deposited in unit trust funds invested in French Francs ("SICAV de Tresorerie en Francs Francais") whose earnings shall be for the benefit of the Sellers and LION EXPANSION, provided, however, that the earnings relating to the portion of the Escrow amount corresponding to a shortfall between the Guaranteed Net Worth and the Closing Net Worth, if any, shall be for the benefit of Buyer.

     3.1.2  SCI Shares
            ----------

            The total purchase price for the sale and transfer of the SCI Shares amounts to FF 17,399,840 and shall be payable to Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne in accordance with Attachment 2 on the Closing Date by SWIFT transfer.
            ------------

ARTICLE 4   NET WORTH
            ---------

4.1   Guaranteed Net Worth
      --------------------

      The Sellers and LION EXPANSION guarantee that the Closing Net Worth shall be at least equal to the Guaranteed Net Worth.

4.2   Net Worth Determination
      -----------------------

      The Closing Net Worth will be determined in the manner set forth below in accordance with GAAP. Property, machinery and equipment shall be valued at historical cost and net of depreciation and depreciated on a consistent basis and in accordance with GAAP. Inventory will be valued in accordance with GAAP net of all reserves including but not limited to reserves for intercompany profits, slow-moving, excess and obsolete inventories as required by GAAP. Accounts receivable shall be valued in accordance with GAAP, net of all reserves as required. The Closing Date Financial Statements shall include accruals for actual, contingent and estimated liabilities incurred as of the Closing Date in accordance with GAAP, including, but not limited to, (i) vacation earned and not taken by employees (but not the retirement premiums for which no provisions are recorded) and (ii) taxes expected to be paid currently or some time in the future on revenues and income earned prior to the Closing Date. Amounts receivable or payable, including accruals, in foreign currencies will be valued at the exchange rate in effect on the Closing Date.

      The Closing Net Worth shall be exclusive of any write-ups of asset values, if any, since September 30, 1993, with respect to CORONA, TS and TB and since December 31, 1993, with respect to SEPAC and SCI. It takes into account the increase in net assets resulting from the conversion of the Convertible Bonds.

      4.2.1  Preparation of Financial Statements
             -----------------------------------

             Buyer will cause the usual chartered accountant of the CORONA GROUP and SCI to prepare and remit respectively to the Sellers and Buyer the Closing Date Financial Statements and a statement detailing the calculation of the Closing Net Worth, no later than forty five (45) days from the Closing Date.

      4.2.2  Financial Statements Audit
             --------------------------

             The Closing Date Financial Statements and the Closing Net Worth will be audited by KPMG. KPMG will submit to the Buyer, the Sellers and LION EXPANSION its final written audit report within forty five
             (45) days after the date on which the Closing Date Financial Statements were submitted to the Buyer and to the Sellers.

             The Sellers may raise objections to the Net Worth computation within twenty (20) days from the date KPMG submitted its audit report, by providing Buyer with a written statement specifying all appropriate details supporting their objections. KPMG will allow the Sellers to inspect and review its conclusions and workpapers.

             If objections are raised by the Sellers as to KPMG's audit report, the Sellers, LION EXPANSION and Buyer shall attempt to amicably resolve the dispute. If no agreement is reached within thirty (30) days after Buyer has received the Sellers written statement of objections, the Closing Date Financial Statement shall be submitted for review to the firm Coopers & Lybrand, Paris Office, which firm shall act as an arbitrator which shall finally determine the Closing Net Worth considering the principles set forth in this Agreement. Coopers & Lybrand shall have access to all relevant documents and information, and its conclusions shall be final and binding upon the parties.

             The arbitration costs, which shall include at a minimum Coopers & Lybrand's fees in their capacity as arbitrator, shall be advanced equally by the Buyer on the one hand and the Sellers and LION EXPANSION on the other hand, and shall be finally borne in the manner which the arbitrator deems appropriate in its final decision.

4.3   Price Adjustments
      -----------------

      Any shortfall of the Closing Net Worth, as determined in accordance with this Agreement, from the Guaranteed Net Worth shall be deducted franc for franc from the Escrow Amount, including allocable earnings thereon, and returned to Buyer upon final determination of the Closing Net Worth in accordance with this Section 4. To the extent the Closing Net Worth shortfall is greater than the Escrow Amount, the Sellers and LION EXPANSION shall each, on a prorata basis according to the allocation of the purchase price for the Shares among themselves, immediately pay such amount to the Buyer in cash.

      Any excess of the Closing Net Worth, if any, shall be for the Buyer only and will not result in any price adjustment.

4.4   Conversion of Convertible Bonds
      -------------------------------

      It is agreed that before the Closing Date, all of the Convertible Bonds will be converted by LION EXPANSION and/or the Sellers into shares of CORONA.

4.5   Reimbursement of Cash Advances
      -----------------------------

      The Cash Advances shall be reimbursed by SEPAC and SCI to the Sellers on the Closing Date in accordance with Section 6.3.3 hereof up to the maximum amount set forth in Section 1.3 hereof.

ARTICLE 5    INFORMATION, REPRESENTATIONS AND WARRANTIES
             -------------------------------------------

5.1   Disclosure to Buyer
      -------------------

      The Sellers and LION EXPANSION have provided Buyer with true, correct and complete information concerning all facts and circumstances known or recognizable to them at the date of signing of this Agreement which might adversely in a material manner affect the financial position or the business of the CORONA GROUP or its current or future earnings.

      Should any of the facts or circumstances which might adversely in a material manner affect the financial position, business or current or future earnings of the CORONA GROUP become known to the Sellers or LION EXPANSION on or before the Closing Date, the Sellers and/or LION EXPANSION shall immediately notify Buyer in writing and shall provide Buyer with any information related to such facts or circumstances which Buyer may in its reasonable discretion request.

 5.2  Representation and Warranties regarding the CORONA GROUP
      --------------------------------------------------------

      5.2.1  Representations and Warranties at Signing
             -----------------------------------------

             As a material inducement for Buyer to enter into this Agreement without which Buyer would not have agreed to purchase the Shares, the Sellers and LION EXPANSION warrant and represent respectively the accuracy and completeness as of the date hereof of (i) the information relating to the CORONA GROUP set out in this Agreement and in particular in the above Recitals, and of (ii) the representations and warranties respectively made by them in the document entitled "Representations and Warranties at Signing" attached hereto as Attachment 6 (which includes in particular the
                                ------------
             audited and certified without reserves balance sheets, income statements and exhibits of CORONA, TS and TB as at September 30, 1994 and the balance sheet and income statement of SEPAC as at December 31, 1994) and that any facts or circumstances affecting the accuracy or completeness of such information which come to their knowledge prior to the Closing Date will immediately be communicated to Buyer.

      5.2.2  Representations, Warranties and Indemnification at Closing
             ----------------------------------------------------------

             The Sellers and LION EXPANSION agree to reiterate to Buyer on the Closing Date all of the representations and warranties which they have respectively made, and to provide Buyer with an indemnification against any breach thereof, and a bank guarantee guaranteeing such indemnification, (i) by signing and delivering to Buyer on the Closing Date the document entitled "Representations, Warranties and Indemnification at Closing" attached hereto as Attachment 7 and (ii) by respectively delivering to Buyer on the
             -------------
             Closing Date, the bank guarantees in the form of the documents attached as Exhibit 7.5 to said Attachment 7, being stated that the
                                             ------------
             bank guarantee to be provided by the Sellers shall also cover the undertakings of Mr. Christian Suzanne and Mrs. Jeanne Santucci Suzanne set forth in Section 5.3.2 below.

 5.3  Representations and Warranties regarding SCI
      --------------------------------------------

      5.3.1  Representations and Warranties at Signing
             -----------------------------------------

             As a material inducement for Buyer to enter into this Agreement without which Buyer would not have agreed to purchase the SCI Shares, Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne individually and jointly warrant and represent the accuracy and completeness as of the date hereof of the information relating to SCI set out in this Agreement, and in particular, in the Recitals and in the document entitled "SCI Representations and Warranties at Signing" attached hereto as Attachment 8 , which includes in
                                         ------------
             particular the balance sheet and income statement of SCI as at December 31, 1994, and that any facts or circumstances affecting the accuracy or completeness of such information which come to their knowledge prior to the Closing Date will immediately be communicated to Buyer.

      5.3.2  Representations, Warranties and Indemnification at Closing
             ----------------------------------------------------------

             Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne agree to reiterate to Buyer on the Closing Date all of such representations and warranties, and to provide Buyer with an indemnification against any breach thereof, by signing and delivering to Buyer on the Closing Date the document entitled "SCI Representations, Warranties and Indemnification at Closing" attached hereto as Attachment 9.
             ------------

5.4   Access to Information
      ---------------------

      The representatives, attorneys and accountants of Buyer shall prior to the Closing Date have reasonable access to the records and files, audits, business premises and buildings of the CORONA GROUP and of SCI, as well as to all information relating to taxes, commitments, agreements, titles and the financial condition of, or otherwise pertaining to, its business.

      The fact that the Sellers have allowed Buyer and its representatives access to the above information and documents, or to any other information and documents, prior to the date hereof or prior to the Closing Date shall not affect any of the representations and warranties made by the Sellers and LION EXPANSION under this Agreement.

5.5   Knowledge of Sellers
      --------------------

      In case of representations and warranties depending on the knowledge of the Sellers of certain facts or circumstances, the Sellers shall be imputed with the actual knowledge of any proxyholders, managers, sales persons, sales representatives, accountants, attorneys and all other employees of the CORONA GROUP not previously indentified in this Section.


 ARTICLE 6    CONSUMMATION, CLOSING
              ---------------------

 6.1  Condition Precedent to Closing
      ------------------------------

      The Closing shall occur subject to the sole condition precedent that Buyer shall have obtained, within sixty (60) days as from the date hereof, the appropriate authorization from the French Ministry of Economy and Finance -Treasury Department, to proceed with the investment described herein.

      Buyer undertakes as of the date hereof to perform with the utmost diligence all of the steps and formalities to obtain the required clearance from the Treasury Department. Buyer shall inform the Sellers by remitting copies of the letters addressed to the Treasury Department. The Sellers undertake, for their part, to fully cooperate with Buyer in these efforts.

      Should the condition precedent not be fulfilled within the required period of time, this Agreement will automatically become null and void at the request of either party, without judiciary formalities and without indemnification to either party.

 6.2  Closing
      -------

      Subject to the fulfilment of the conditions precedent specified in Sect. 6.1, the consummation of the purchase and sale of the Shares, Minority Shares and SCI Shares shall occur on the Closing Date (or where the context so admits on Closing).

      At the Closing, the parties shall exchange the following documents:

      6.2.1  Documents to be delivered by the Sellers and LION EXPANSION
             -----------------------------------------------------------

             The Sellers and LION EXPANSION shall deliver the following documents to Buyer:

             (i) the share transfer forms, duly signed and completed by the Sellers and LION EXPANSION, respectively, transferring the Shares (except SEPAC Shares) and Minority Shares to Buyer;

             (ii) ten (10) original and duly signed counterparts of the share transfer agreement in the form of the document attached hereto as Attachment 11bis (SEPAC Shares Purchase
                              ----------------
                    Agreement), transferring the SEPAC Shares to Buyer, dated as of the Closing Date;

             (iii) the share transfer registers and individual shareholders' accounts of CORONA, TS and TB, up to date as at the Closing Date, such that the registration of the transfers effected may be immediately entered on said registers and accounts;

             (iv) a certified copy of the minutes containing the approval of Buyer as new shareholder by the Board of Directors of CORONA, TS and TB, and the approval of Buyer as a new shareholder by the shareholders of SEPAC;

             (v) a certified copy of the minutes of the Board of Directors of CORONA acknowledging the conversion into CORONA shares of all the Convertible Bonds, together with a certified copy of the updated Articles of Incorporation of CORONA as of the Closing Date;

             (vi) the letters of resignation from their respective corporate functions of all the Officers and Directors in office in the CORONA GROUP on the Closing Date, such resignations being effective without exception, on or before the Closing Date;

             (vii) the letters of resignation of the statutory auditors of the companies of the CORONA GROUP, such resignations being effective on the Closing Date;

             (viii) non-competition undertakings in the form of the document contained in Attachment 10 dated as of the Closing Date and
                                 -------------
                    signed by each of the Sellers;

             (ix) a warranty and indemnification in the form of the document entitled "Representations, Warranties and Indemnification at Closing" contained in Attachment 7, applicable on the
                                          ------------
                    Closing Date and duly signed by each of the Sellers and LION EXPANSION on the Closing Date;

             (x)    a bank guarantee in the form of the model attached as
                    Exhibit 7.5 to Attachment 7 "Representations, Warranties and Indemnification at Closing", issued by a reputable French bank on behalf of the Sellers;

             (xi)   a bank guarantee in the form of the model attached as
                    Exhibit 7.5 to Attachment 7 "Representations, Warranties and Indemnification at Closing", issued by a reputable French bank on behalf of LION EXPANSION;

             (xii) the Escrow Agreement in the form of the document attached hereto as Attachment 4 dated as of the Closing Date and duly
                              ------------
                    signed by each of the Sellers and LION EXPANSION;

             (xiii) a copy of Attachment 3 hereto, duly signed and reiterated by
                              ------------
                    the Sellers and LION EXPANSION on the Closing Date.

      6.2.2  Documents to be delivered by Mr. Christian Suzanne and Mrs Jeanne
             -----------------------------------------------------------------
             Santucci-Suzanne
             ----------------

             Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne shall deliver the following documents to Buyer:

             (i) six (6) original and duly signed counterparts of the share transfer agreement in the form of the document attached hereto as Attachment 11 (SCI La Planche Shares Purchase
                              -------------
                    Agreement), transferring the SCI Shares to Buyer, dated as of the Closing Date;

             (ii) a certified copy of the minutes containing the approval of Buyer as new shareholder by the Shareholders of SCI;

             (iii) letters of resignation from their respective corporate functions as manager of SCI of all the managers in office in SCI on the Closing Date, such resignations being effective without exception, on or before the Closing Date;

             (iv) a warranty and indemnification in the form of the document entitled "SCI Representations, Warranties and Indemnification at Closing" contained in Attachment 9,
                                                             ------------
                    applicable on the Closing Date and duly signed by each of Mr. Christian Suzanne and Mrs. Jeanne Santucci-Suzanne on the Closing Date;

      6.2.3  Documents to be delivered by Buyer
             ----------------------------------

             (i) Buyer shall deliver to the Sellers and LION EXPANSION the Escrow Agreement in the form of the document attached hereto as Attachment 4 dated as of the Closing Date and duly signed
                       ------------
                    by an authorized representative of Buyer;

             (ii) Buyer shall deliver to the Sellers and LION EXPANSION shares certificates issued in compliance with applicable regulations, for the Sunrise Shares issued in accordance with Section 3.1.1 (ii) above;

             (iii) Buyer shall deliver to the Sellers and LION EXPANSION a copy of Attachment 3 hereto, duly signed and reiterated by the
                       ------------
                    Buyer on the Closing Date.

             (iv) Buyer shall deliver to Mr. Christian Suzanne and Mrs Jeanne Santucci-Suzanne two (2) sets of the share transfer agreements respectively referred to in Sections 6.2.1(ii) and 6.2.2(i) above, duly signed.

6.3   Closing Undertakings of Buyer
      -----------------------------

      On the Closing Date, Buyer shall procure that :

      6.3.1 Mrs Jeanne Santucci-Suzanne be appointed as Chairman ("President du Conseil d'Administration") in CORONA, TS and TB, for a minimum period of one (1) month to maximum period of twelve (12) months as from the Closing Date, with a global gross compensation of FF 60,000 per month for a full time employment to the benefit of the group. However, Buyer will be entitled to appoint a bilingual Chairman in replacement of Mrs Santucci Suzanne, in which case, Mrs Santucci Suzanne will be appointed as General Manager ("mandataire social") for the remainder of the twelve (12) month period. In such a case, Mrs Santucci Suzanne will only work half time and her compensation shall correlatively be reduced by 50%.

      6.3.2 The companies of the CORONA GROUP and SCI obtain the release of all personal guarantees granted by the Sellers for the benefit of any of the companies of the CORONA GROUP or SCI as a collateral to the existing bank facilities.

      6.3.3 SEPAC and/or SCI repay to the Sellers the Cash Advances made by the Sellers, within the limits set forth in Section 1.3 above.

      6.3.4 CORONA enter with MM Laurent and Pascal Suzanne into an employment agreement whose terms and conditions will be negotiated before the Closing Date.


ARTICLE 7    OPERATION OF BUSINESS
             ---------------------

      Until the Closing Date, the Sellers shall continue to operate and maintain the businesses of the companies of the CORONA GROUP and SCI in the ordinary course in order to promote sales and profitability, and shall not permit any of these companies to increase the rate of compensation or commission of any employee or sales representative, and, except as specifically authorized in Section 2.6 hereof, shall not pay nor accrue dividend payments, other than those expressly authorized pursuant to
      Section 2.6 above, or bonus payments to the Sellers, LION EXPANSION, other shareholders and/or other employees of the CORONA GROUP or of SCI. Sellers shall not pay nor accrue any extraordinary pension contribution. In addition, except with the prior authorization of Buyer's appointed representative for the purpose of this Section, Mr. Roger Lewis, who undertakes to diligently handle the request, none of the companies in the CORONA GROUP nor SCI shall commit to any expenditure or capital investment which exceeds FF 300,000, nor enter into any material contracts as defined in Section 1.12 of Attachment 6 with a term extending beyond the Closing
                         ------------
      Date, without Buyer's prior approval, nor dispose of any fixed assets, either tangible or intangible, other than in the ordinary course of business.

      It is noted in this respect that the Buyer is duly informed and approves Mr. Christian Suzanne's desire to purchase from CORONA at book value before the Closing Date, the SAAB car which he usually drives.

ARTICLE 8    MISCELLANEOUS PROVISIONS
             ------------------------

8.1   Cooperation
      -----------

      At the Closing or as soon thereafter as practicable, but in no event later than (thirty) 30 calendar days after the Closing Date, the Sellers shall deliver or cause to be delivered to Buyer, or at Buyer's direction to the CORONA GROUP or to SCI, all original agreements, documents, books, records and files in their possession, relating to the CORONA GROUP or to SCI, to the extent not then located on the premises occupied by the CORONA GROUP or SCI. The Sellers shall assist Buyer and, at their direction, the companies of the CORONA GROUP and SCI in connection with anything that might be necessary or beneficial for the continued operation of the CORONA GROUP's businesses after the Closing, and will cooperate to the best of their capabilities with respect to any business, financial, tax and export -related matters as well as any filings with authorities, courts, associations and the like.

      LION EXPANSION on its part agrees to cooperate fully with Buyer after the Closing Date for all matters relating to the ownership and or sale of its shares in CORONA.

8.2   Announcements
      -------------

      Upon the signing of this Agreement, the parties shall arrange at the request of Buyer for announcements of the purchase as contemplated by this Agreement to the employees of the CORONA GROUP, the press, customers and other business contacts of the CORONA GROUP. No public announcements shall be made by the Sellers, LION EXPANSION or Buyer without prior clearance by the respective other party, unless required under any applicable laws.

8.3   Obligations Joint and Several
      -----------------------------

      The Sellers and LION EXPANSION shall be severally liable for any of their obligations under this Agreement. With respect to the non-competition obligation of the Sellers, the rules of which are set out in
      Attachment 10, the Sellers shall, as an exception to the principle stated
      -------------
      on the first page hereof, not be jointly and severally liable for the obligations set forth therein.

8.4   Notices
      -------

      Any notice that is to be given shall be in French with English translation and shall be duly and validly made by ordinary registered letter with return receipt requested or express courier, and, in case of emergency, by telex or by hand delivered letter, or in case of an interruption in postal services, by any effective means, all time limits running from either the delivery of said letter or of its first presentation, the Postal Service's information being proof thereof, or from the date of the delivery of notice given by another means.

      All notices shall be given to the following respective address of the following persons, except in case of change duly notified in advance:

      For the Sellers:

              Mr. Christian Suzanne
              36 rue des Hautes Gratinieres
              37210 Rochecorbon

      For LION EXPANSION

              Mr. Claude Venot
              36 rue des Hautes Gratinieres
              37210 Rochecorbon

      For Buyer:

              Roland Feneaux
              Homecare Holdings France S.A.,
              Village d'activite du Petit Chatelier,
              357 Route de Sainte Luce, C.P. 2402,
              44301 Nantes, Cedex 03, France
      and     Mr. Richard H. Chandler, Chairman
              Sunrise Medical Inc.
              2382 Faraday Ave
              Suite 200
              Carlsbad, CA 92008

      Copy to:

              Mr. Remy Bricard
              Baker & McKenzie
              32, Avenue Kleber,
              75016 Paris, France

      Mr. Christian Suzanne shall be the Sellers' representative on all matters relating to the transaction among the parties. In the event Mr. Christian Suzanne is not able to fulfill as the Sellers' representative, Mr. Laurent Suzanne will serve as the Sellers' representative.

      Mr. Claude Venot shall be LION EXPANSION's representative on all matters relating to the transaction among the parties.

      Mr. Richard H. Chandler shall be the Buyer's representative on all matters relating to the transaction among the parties. In the event Mr. Richard H. Chandler is not able to fulfill as the Buyers's representative, Mr. Ted M. Tarbeit will serve as the Buyer's representative.

8.5   Costs and Fees
      --------------

      Buyer shall bear all costs for transfer taxes, if any, accruing in connection with the documents to be executed at the Closing. All other costs and expenses of this Agreement, including tax, legal, financial, advisory and similar services rendered to the parties shall be borne by the respective parties which have incurred the same.

8.6   Entire Agreement
      ----------------

      This Agreement, including its Attachments constitutes the entire agreement of the parties with respect to the transactions contemplated herein, and shall supersede all prior agreements, written or oral, made with respect thereto. All amendments and supplements to this Agreement (including this paragraph) shall be invalid unless made in writing and executed by the Sellers and Buyer.

8.7   Attachments
      -----------

      All Attachments attached to or referred to in this Agreement shall constitute an integral part of this Agreement. The defined terms of this Agreement shall have the same meaning in its Attachments, and vice versa, unless otherwise specified in the respective definition.

8.8   Commissions
      -----------

      The parties acknowledge that, except for Credit Lyonnais/Clinvest on behalf of Sellers, no person, firm or corporation has been employed or retained or claims to be employed or retained to bring about, arrange for or to represent either party in the transactions contemplated by this Agreement. The fees associated with the services provided by Credit Lyonnais/Clinvest shall be borne exclusively by the Sellers and not charged to the CORONA GROUP or SCI.

8.9   Severability
      ------------

      In the event that one or more provisions of this Agreement shall be invalid or unenforceable, or if this Agreement is incomplete, the validity of and the enforceability of the other provisions of this Agreement shall not be affected thereby. In such a case, the parties hereby agree on such valid and enforceable provision or on provisions completing this Agreement which is or which are commensurate with the commercial intent of this Agreement.

8.10  Governing Law
      -------------

      This Agreement shall be governed by the laws of France.

8.11  Disputes / Arbitration
      ----------------------

      The parties shall do their best efforts to resolve amicably any controversy or claim arising out of or relating to this Agreement, the breach hereof or the rights or liabilities of either party hereunder. All such claims and disputes which cannot be so resolved shall be referred to and finally settled by arbitration. The arbitral proceedings shall be held in Paris, France, in accordance with the Arbitration Procedure attached hereto as Attachment 13 (Arbitration Procedure).
                -------------

8.12  Language
      --------

      This Agreement and its Attachments was signed in French. A translation into English, accepted by the Parties and acknowledged to be a true translation of this Agreement, is contained in Attachment 14 (English
                                                     -------------
      Version of the Agreement) hereto. The French version shall be the binding version.


Signed in Paris, France
on 2/23/95
in 3 original counterparts,

Sellers:                     Homecare Holdings France S.A.
                             by:  /s/ Sam Sinasohn
                                 -----------------
                             name: Sam Sinasohn
/s/ Christian Suzanne        title:  Power of Attorney
- ---------------------
Mr Christian Suzanne

/s/ Jeane Santucci-Suzanne
- --------------------------
Mrs Jeanne Santucci-Suzanne

/s/ Jeane Santucci-Suzanne
- --------------------------
Mr Pascal Suzanne

/s/ Christian Suzanne
- ---------------------
Mr Laurent Suzanne

/s/ Christian Suzanne
- ---------------------
Mrs Isabelle Suzanne-Aubert

/s/ Jeane Santucci-Suzanne
- --------------------------
Mrs Nathalie Suzanne-Naylor


/s/ Claude Venot
- --------------------------
Lion Expansion
by:  Claude Venot
name:
title:Secretaire General